Exhibit 10.2

[COMERICA LETTERHEAD]

January 25, 2007

Greg Miller
CFO
WJ Communications, Inc.
401 River Oaks Parkway
San Jose, CA 95134
408.577.6261

Dear Greg:

Pursuant to our bilateral extension letter dated 12/27/06 (executed 12/31/06), WJ Communications’ Line of Credit was extended until 1/21/07. Starting on 1/22/07, WJ Communications has an additional 30-day Grace Period until the credit facility will automatically expire. During this Grace Period, the credit facility will remain in full force without lapse or termination, but WJ Communications will not be able to draw underneath the Commercial Line of Credit during this period.

Please do not hesitate to contact me if you have any questions. We appreciate WJ Communications business and look forward to completing the 18-month extension we have discussed.

Sincerely,

/s/ Guy Simpson

Guy Simpson
Vice President
Technology & Life Sciences Banking Group
226 Airport Parkway
Suite 100
San Jose, CA 95110
408.451.5870